Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Kaya Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Common Stock, $0.0001 par value per share (1)	Rule 457(c)	280,000(1)	$0.04(3)	$11,200(3)	0.00015310	$ 1.71
Equity	Common Stock, $0.0001 par value per share (1)	Rule 457(i)	24,720,000(1)(2)	$0.02(4)	$494,400(4)	0.00015310	$75.69

Total Offering Amounts					$505,600		$77.40
Total Fees Previously Paid
Total Fee Offsets							$00.00
Net Fee Due							$77.40

1.	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.
2.	Represents shares of common stock issuable upon conversion of certain of the Registrant’s convertible promissory notes (the “Notes”).
3.	Based on the average of the high and low prices for the Registrant’s common stock on November 28, 2024 on the OTCQB tier of the over-the-counter market, as reported by OTC Markets Group, Inc.
4.	Based on the conversion price per share of the Notes.